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                                                                      Exhibit 21

                                  SUBSIDIARIES

Set forth below is a list of all subsidiaries of Burlington Industries, Inc. (the "Company")* and, as to each person named, the percentage of voting securities owned, or other bases of control, by its immediate parent.

                                                       Percentage of Voting
                                      State or         Power Represented by
                                    Jurisdiction       Securities Owned by
                                         of            the Company on
       Name                         Incorporation      September 29, 2001
-----------------------            --------------      ---------------------

B.I. Funding, Inc.                    Delaware                100%

Burlington Apparel Services
 Company                              Delaware                100%

Burlington Fabrics Inc.               Delaware                100%

Insuratex, Ltd.                       Bermuda                 100%

Textiles Morelos, S.A. de C.V.        Mexico                  100%

Burlington Yecapixtla, S.A. de C.V.   Mexico                  100%


___________________________
* The names of 23 domestic subsidiaries and 15 foreign subsidiaries of the Company have been omitted because, considered in the aggregate, they would not constitute a significant subsidiary. All of the foregoing subsidiaries are included in the consolidated financial statements of the Company.